Exhibit 3.7

ARTICLES OF INCORPORATION OF SPT DISTRIBUTION COMPANY, INC.

ARTICLE ONE

The name of the corporation is SPT DISTRIBUTION COMPANY, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is duly organized are: The transaction of any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have the authority to issue is ONE THOUSAND (1,000) shares of TEN CENTS ($0.10) per value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00.

ARTICLE SIX

The address of its registered office is 4441 West Airport Freeway, P. O. Box 152077, Irving, Texas 75015 and the name of its registered agent at such address is Ronald F. Saupe.

ARTICLE SEVEN

The number of persons constituting the initial board of directors is THREE (3) and the names and addresses of the persons are:

Richard M. Frank	4441 West Freeway
P. O. Box 152077
Irving, Texas 75015

Michael H. Magusiak	4441 West Freeway
P. O. Box 152077
Irving, Texas 75015

Gene Cramm	4441 West Freeway
P. O. Box 152077
Irving, Texas 75015

ARTICLE EIGHT

The name and address of the incorporator is:

Ronald F. Saupe	4441 West Freeway
P. O. Box 152077
Irving, Texas 75015

Signed this 13th day of July, 1989.

/s/ Ronald F. Saupe
Ronald F. Saupe

Sworn to on this 13th day of July, 1989, by Ronald F. Saupe, as Incorporator of SPT DISTRIBUTION COMPANY, INC.

/s/ Nancy J. Haupt Notary Public

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